Exhibit 99.1

 Moleculin Announces New Antiviral Drug

Candidates Demonstrate In Vitro Activity Against HIV

Also shows activity in Zika and Dengue Fever

HOUSTON, October 6, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting significant unmet needs in the treatment of tumors and viruses, announced preliminary new findings from its research collaboration with the Rega Institute in Leuven, Belgium, that demonstrate its drug candidates, WP1096 and WP1097, are showing significant in vitro activity in a range of infectious diseases. In addition to activity against SARS-CoV-2, antiviral activity has now been documented for HIV, Zika and Dengue Fever.

WP1096 and its close analog, WP1097, are structurally slightly different agents within the Company’s WP1122 portfolio. While the Company is continuing its preclinical development work on WP1122, including in vivo testing for SARS-CoV-2, it has now expanded its infectious disease program to include these two molecules. In addition, the Company continues to drive the clinical development of Annamycin, which is currently being studied for the treatment of relapsed or refractory acute myeloid leukemia, and WP1066, which targets brain tumors, pancreatic cancer and hematologic malignancies.

Walter Klemp, Chairman and CEO of Moleculin, stated, "We recently announced the discovery that these new molecules have significant in vitro activity in SARS-CoV-2 that may be due to mechanistic differences from other molecules in the WP1122 portfolio. Now, we are looking at the possibility that our portfolio of antimetabolites can address a wide range of infectious diseases beyond COVID-19.”

Mr. Klemp continued, "In the case of Zika and Dengue Fever, there are no viable therapies, so we think this study garners the potential to involve possible governmental entities to assist in the development of and provide funding for the first ever treatments for these important diseases.”

Mr. Klemp concluded, "Even though there is already a $20 billion US market for currently approved treatments for HIV, we believe that there is now a growing concern that drug resistance may begin to put more HIV patients at risk. We believe that our antimetabolites potentially represent an entirely new mechanism of action to the HIV therapeutic line-up. The significance to Moleculin shareholders is that we believe the business opportunity for Moleculin has now potentially gotten much bigger than just COVID-19.”

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML, WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic cancer and hematologic malignancies, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including other Immune/Transcription Modulators, as well as WP1122 and related compounds capable of Metabolism/Glycosylation Inhibition.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of its antimetabolite drug candidates to be shown safe and effective for infectious diseases and the ability of the Company to secure expedited development and funding assistance from governmental entities. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts
James Salierno / Carol Ruth
The Ruth Group
973-255-8361 / 917-859-0214
jsalierno@theruthgroup.com
cruth@theruthgroup.com